Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-178069) pertaining to the registration of 2,000,000 shares of common stock to be offered in connection with the Colony Financial, Inc. Dividend Reinvestment and Direct Stock Purchase Plan;

(2)	Registration Statement (Form S-8 No. 333-177829) pertaining to the Colony Financial, Inc. 2011 Equity Incentive Plan;

(3)	Registration Statement (Form S-3 No. 333-176481) and related Prospectus of Colony Financial, Inc. for the registration of $1,000,000,000 in common stock, preferred stock, depositary shares, warrants and rights;

(4)	Registration Statement (Form S-3 No. 333-176485) and related Prospectus of Colony Financial, Inc. for the registration of 2,175,000 shares of common stock;

(5)	Registration Statement (Form S-8 No. 333-162188) pertaining to the Colony Financial, Inc. 2009 Non-Executive Director Stock Plan; and

(6)	Registration Statement (Form S-3 No. 333-187610) and related Prospectus of Colony Financial, Inc. for the registration of common stock, preferred stock, depositary shares, warrants, rights and debt securities;

and in this Current Report on Form 8-K/A of Colony Financial, Inc. dated May 31, 2013 of our report dated June 24, 2013 with respect to the consolidated financial statements of CAH Operating Partnership, L.P. for the period from July 31, 2012 (inception) through December 31, 2012 incorporated by reference in this Current Report on Form 8-K/A of Colony Financial, Inc. dated May 31, 2013.

/s/ Ernst & Young LLP

Los Angeles, California

June 26, 2013